Exhibit 99.1

CytoSorbents Reports First Quarter 2017 Financial Results

Strong performance leads to increase in trailing 12-month CytoSorb sales of $9.2 million

MONMOUTH JUNCTION, N.J., May 8, 2017 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood filter to prevent or treat deadly inflammation and organ failure in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending March 31, 2017.

First Quarter 2017 Financial Highlights:

•	Total Q1 2017 revenues increased 72% to $3.1 million, which includes both product sales and grant income, from $1.8 million in Q1 2016
•	Q1 2017 product sales were $2.6 million, an increase of $1.0 million, or 63%, compared to $1.6 million in Q1 2016, driven by record unit sales
•	Product gross margins for Q1 2017 increased to 68%, compared to 62% for Q1 2016
•	Trailing twelve month product sales at the end of Q1 2017 were $9.2 million, compared to $4.9 million a year ago
•	In April 2017, the Company raised $11.5M in an equity offering led by Cowen & Company, netting $10.3M after fees, increasing cash to $13.5M. Another $5M in term loan debt is available to further extend our operating runway.

First Quarter 2017 Operational Highlights:

•	More than 23,000 CytoSorb treatments are have been performed worldwide in critical care illnesses and cardiac surgery
•	The REFRESH I trial abstract was selected by the American Association for Thoracic Surgery for podium presentation where positive results demonstrating the safe and significant reduction of toxic inflammatory mediators by CytoSorb during complex open heart surgery were presented
•	Entered into a partnership with Dr. Reddy’s Laboratories, a leading international pharmaceuticals firm, for expansion to South Africa. Dr Reddy’s is our fourth major strategic partner
•	Expanded our partnership with Fresenius Medical Care to include a co-marketing agreement for CytoSorb across all current territories

•	Welcomed Dr. Carl June, cancer immunotherapy pioneer, to the scientific advisory board to help guide new applications of CytoSorb in the cancer field, including the treatment of cytokine release syndrome in cancer immunotherapy
•	Awarded a $1M Phase II SBIR contract for fungal toxin blood purification
•	Strengthened our intellectual property portfolio with the issuance of a new composition of matter patent in the U.S., Japan, China, Russia, and Australia
•	Hosted a full-capacity, successful 4th International CytoSorb Users’ Meeting in Brussels, Belgium bringing together more than 120 users from 22 countries
•	Launched VetResQ for the U.S. veterinary market

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “After a strong 2016 finish, we began 2017 with continued solid year-over-year growth and healthy 68% product gross margins, while adding new catalysts that are expected to accelerate sales through the remainder of 2017 and beyond. Our trailing 12 month revenue is now $9.2 million, up from $8.2 million at the end of 2016. We continue to target operating profitability before the end of 2018, based upon increased visibility and key factors outlined in our recent annual shareholder letter. These include 1) Continued direct and distributor sales momentum of CytoSorb in key international markets 2) Significantly enhanced reimbursement in our largest market of Germany and reimbursement progress in other major markets 3) The ramp of our co-marketing agreement with Fresenius Medical Care (FMC) 4) Continued progress by our strategic partners, including FMC, Terumo Cardiovascular, Biocon, and Dr. Reddy’s in their exclusive sales territories, and 5) New clinical data driving the use of CytoSorb in different applications.”

“In particular, we are pleased that many hospitals in Germany, following first quarter negotiations of their 2017 operating budgets with the government, have reported solid increases in reimbursement for CytoSorb under the new dedicated reimbursement code that includes the full cost of the device as well as the procedure. Our sales force and customers in Germany have been eagerly awaiting the finalization of these rates, as these data are very important to purchasing decisions. We expect many more hospitals to post similar reimbursement rates soon.”

“Meanwhile, we continue numerous initiatives throughout our business that are expected to help us meet the growing demand for CytoSorb.  These include our recently announced financing that gives us the capital for commercial expansion and to fund our clinical strategy; our ongoing buildout of a new manufacturing facility at less than 20% of our previously budgeted cost by remaining on-site and leveraging our existing manufacturing infrastructure; strengthening our U.S. clinical team with the planned start of our REFRESH 2 trial later this year, pending FDA approval; and the pending launch of our new therapeutic extracorporeal membrane oxygenation (ECMO) kit that is designed to accelerate this field beyond the 1,000+ treatments already performed.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will cover our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Monday, May 8, 2017

Time: 4:45 PM Eastern

Participant Dial-In: 1-719-325-4929

Live Presentation Webcast: http://public.viavid.com/index.php?id=124222

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=124222

An archived recording of the conference call will be available within a week under the Investor Relations section of the Company's website at http://www.cytosorbents.com/investor-relations/financial-results

Results of Operations

Comparison for the three months ended March 31, 2017 and 2016:

Revenues:

Revenue from product sales was approximately $2,596,000 in the three months ended March 31, 2017, as compared to approximately $1,597,000 in the three months ended March 31, 2016, an increase of approximately $999,000, or 63%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $517,000 for the three months ended March 31, 2017 as compared to approximately $213,000 for the three months ended March 31, 2016, an increase of approximately $304,000. This increase was a result of revenue recognized from new grants and billable milestones achieved on existing grants.

As a result of the increases in both product sales and grant income, for the three months ended March 31, 2017, we generated total revenue of approximately $3,114,000, as compared to revenues of approximately $1,810,000, for the three months ended March 31, 2016, an increase of approximately $1,304,000 or 72%.

Cost of Revenues:

For the three months ended March 31, 2017 and 2016, cost of revenue was approximately $1,254,000 and $819,000, respectively, an increase of approximately $435,000. Product cost of revenues increased approximately $228,000 during the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 due to increased sales. Product gross margins were approximately 68% for the three months ended March 31, 2017, as compared to approximately 62% for the three months ended March 31, 2016.  This increase in gross margin was due to a favorable mix of sales prices.

Research and Development Expenses:

For the three months ended March 31, 2017, research and development expenses were approximately $470,000 as compared to research and development expenses of approximately $856,000 for the three months ended March 31, 2016. The decrease of approximately $386,000 was due to a decrease in costs related to our various clinical studies and trials of approximately $208,000, a decrease in salaries related to non-clinical research and development activities of approximately $26,000, and an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $205,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs. These decreases were offset by an increase in our non-clinical research and development activities of approximately $53,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $280,000 for the three months ended March 31, 2017, as compared to approximately $255,000 for the three months ended March 31, 2016. The increase of approximately $25,000 was due to an increase in employment agency fees of approximately $31,000 related to the recruitment of senior level personnel and an increase in legal fees of approximately $22,000 related to certain corporate initiatives. These increases were offset by decreases in auditing and other consulting fees of approximately $28,000 due to fees incurred related to the audit of our internal controls as required by The Sarbanes-Oxley Act of 2002 in 2016 that did not recur.

 Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $2,667,000 for the three months ended March 31, 2017, as compared to approximately $1,970,000 for the three months ending March 31, 2016. The increase of $697,000 was due to increase in salaries, commissions and related costs of approximately $320,000 due to headcount additions and personnel related costs, an increase in royalty expenses of approximately $94,000 due to the increase in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $69,000, an increase in travel and entertainment and other costs of approximately $56,000, an increase in stock-based compensation of approximately $89,000 related to restricted stock units awarded to the Company’s executive staff during the year ended December 31, 2016, an increase in rent expense of approximately $17,000 related to the new expanded office facility in Germany, an increase in office supplies and related expenses of approximately $15,000 and other general and administrative cost increases of approximately $37,000.

Interest Income (Expense):

For the three ended March 31, 2017, interest expense was approximately $120,000, as compared to interest income of approximately $4,000 for the three ended March 31, 2016. This increase in interest expense of approximately $124,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended March 31, 2017, the gain on foreign currency transactions was approximately $153,000 as compared to approximately $232,000 for the three months ended March 31, 2016. The 2017 first quarter gain is directly related to the increase in the exchange rate of the Euro at March 31, 2017 as compared to December 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.07 per Euro at March 31, 2017 as compared to $1.05 per Euro at December 31, 2016.

Change in Warrant Liability:

We recognize warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other income of approximately $147,000 for the three months ended March 31, 2017 as compared to approximately $18,000 for the three months ended March 31, 2016. The change in warrant liability was a result of the change in the fair value of the warrant liability from December 31, 2016 to March 31, 2017 and from December 31, 2015 to March 31, 2016. See Note 4 to the consolidated financial statements for details related to the calculation of the fair value of the warrant liability.

Liquidity and Capital Resources:

Since inception, our operations have been primarily financed through the private placement of debt and equity securities. At March 31, 2017, we had current assets of approximately $6,281,000 including cash on hand of approximately $3,240,000 and current liabilities of approximately $6,183,000.

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc., entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank, a division of Western Alliance Bank, (the “Bank”), pursuant to which the Bank agreed to loan up to an aggregate of $10 million to the Company, to be disbursed in two equal tranches of $5 million. We received the proceeds from the first tranche on June 30, 2016.

In addition, on April 5, 2017, the Company closed on the sale of an aggregate of 2,222,222 shares of Common Stock pursuant to the Company's existing shelf registration statement (File No. 333-205806) on Form S-3. The Company received gross proceeds of approximately $10 million, based on a public offering price of $4.50 per share. On April 11, 2017, the Company closed the sale of an additional 333,333 shares of the Company’s Common Stock, pursuant to the underwriters’ full exercise of an over-allotment option. The Company received gross proceeds of approximately $1.5 million as a result of the exercise of the option. As a result, the Company received total gross proceeds of $11.5 million, and, after deducting the underwriting discounts and commissions and estimated expenses related to the offering, the Company received total net proceeds of approximately $10.3 million.

2017 Second Quarter Revenue Guidance:

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our second quarter 2017 product sales to exceed sales reported in the second quarter of 2016.

For additional information please see the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017 filed on May 8, 2017 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 43 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial – a multi-center, randomized controlled study that has demonstrated the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery.  In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval.  CytoSorb® has been used safely in more than 23,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL, HemoDefend™, VetResQ™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue:
Sales	$2,596	$1,597
Grant income	518	213
Total revenue	3,114	1,810
Cost of revenue	1,255	819
Gross profit	1,859	991

Expenses:
Research and development	470	856
Legal, financial and other consulting	280	255
Selling, general and administrative	2,667	1,970
Total operating expenses	3,417	3,081

Loss from operations	(1,558)	(2,090)
Other income net	180	254
Loss before benefit from income taxes	(1,378)	(1,836)
Benefit from income taxes	--	--
Net loss available to common shareholders	$(1,378)	$(1,836)

Earnings per share:
Basic and diluted earnings per share	$(0.05)	$(0.07)
Basic and diluted weighted average
shares outstanding	25,503,757	25,401,167

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$3,240	5,245
Grants and accounts receivable, net	1,732	1,433
Inventories	858	834
Prepaid expenses and other current assets	451	316
Total current assets	6,281	7,828

Property and equipment, net	588	569
Other assets	1,420	1,297
TOTAL ASSETS	$8,289	$9,694

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT):
Current Liabilities:
Accounts payable	$1,660	$1,330
Accrued expenses and other current liabilities	1,608	2,115
Current maturities of long –term debt, net of debt issuance costs	1,250	833
Warrant liability	1,665	1,812
Total current liabilities	6,183	6,090
Long-term debt, net of current maturities	3,677	4,078
TOTAL LIABILITIES	9,860	10,168

Total stockholders’ (deficit)	(1,571)	(474)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$8,289	$9,694

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Cytosorbents Contact:
Amy Vogel
Investor Relations
(732) 398-5394
avogel@cytosorbents.com

Public Relations Contact:
Amy Phillips
Pascale Communications
412-327-9499
amy@pascalecommunications.com